Exhibit 4.59

Agreement

No.: QT220080179

Party A: China Electric Equipment Group Corporation

Party B: China Sunergy (Nanjing) Co., Ltd.

Party C: CEEG (Nanjing) New Energy Co., Ltd.

Hereinafter referred to as Party A, Party B and Party C

Due to the expiration of creditor’s right and debts of the three parties, and through friendly consultations, the three parties agree to transfer creditor’s rights and debts as below.

1. Party A will transfer the creditor’s rights that Party B owes to Party C, totaling RMB Nine Million Three Hundred and Twenty-Two Thousand Nine Hundred and Thirty-Six Point Two (￥9,322,936.20).

2. Party C will offset the creditor’s rights transferred by Party A against the debts that Party C owes to Party B.

3. Party B and Party C will negotiate over the balance that Party B owes to Party C after the offset.

This agreement is made in three duplicate copies, one page attachment, which shall be regarded as an accounting certificate for each party.

Party A: China Electric Equipment Group Corporation /s/

December 30, 2008

Party B: China Sunergy (Nanjing) Co., Ltd. /s/

December 30, 2008

Party C: China New Energy (Nanjing) Co., Ltd. /s/

December 30, 2008